Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, entered into and effective as of June 7, 2016, between True Nature Holding, Inc., a Delaware corporation (“Company” or “Employer, and James Driscoll (“Employee”), a resident of the State of Georgia.

1. Employment, Duties and Acceptance

1.1 Company hereby employs Employee for the Term (as defined in Article 2 hereof) to render exclusive and full-time services as Chief Executive Officer of the Company and to the subsidiaries of Company engaged in the business of the Company, and in connection therewith to devote his/her best efforts to the affairs of the Company and to perform such duties as Employee shall reasonable be directed to perform by officers of the Company.

1.2 Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services where designated by Employer and Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his/her duties hereunder. During the Term hereof, Employee will not render any services for others, or for Employee’s own account, in the business of pharmaceutical compounding and will not render any services to any supplier or significant customer of Company. The Employee will diligently and conscientiously perform the duties of the Employee’s position within the general guidelines to be determined by the Employer. While the Employee is employed by the Company, the Employee will keep the Company informed of any other business activities or outside employment, and will promptly stop any activity or employment that might, in Employer’s sole determination, conflict with the Employer’s interests or adversely affect the performance of the Employee’s duties for the Company.

2. Term of Employment

2.1 This Agreement shall commence upon execution of this Agreement and shall terminate on December 31, 2019, subject to the provisions of Article 4 of this Agreement providing for earlier termination of Employee’s employment in certain circumstances.

3. Compensation

3.1 As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to pay Employee a salary at the following month rate:

Calendar 2016 - $12,500 per month

Calendar 2017 - $17,500 per month

Calendar 2018 - $22,500 per month

Calendar 2019 - $25,000 per month

It is agreed that the salary amounts before calendar 2019 are below market and the board will monitor and adjust the salary up based on the company growth.

It is also agreed that the Board will consider an annual performance related bonus each year.

3.2 Employee shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company.

3.3 Employee shall be entitled to 6 weeks of paid vacation per year.

3.5 The Company will issue 1,000,000 non-qualified stock options for the purchase of common stock at signing.

4. Termination. Unless earlier terminated by Employee, this Agreement may be terminated only upon the grounds set forth in Paragraphs 4.1, 4.2, or 4.3 below.

4.1 Disability. If Employee shall be prevented from performing Employee’s usual duties for a period of ninety consecutive days, or for shorter periods aggregating more than 60 days in any 12 month period by reason of physical or mental disability (herein referred to as “disability”), the Company may, at any time or times on or after the last day of the third consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of 600 days, whichever is applicable, elect to terminate this Agreement upon written notice to Employee, effective immediately without further obligation or liability to Employee, except for any compensation accrued hereunder but not yet paid.

4.2 Death. In the event of Employee’s death during the Term, this Agreement shall automatically terminate, except that (a) Employee’s estate shall be entitled to receive the compensation provided for hereunder to the last day of the month in which Employee’s death occurs; and (b) such termination shall not affect any amounts payable as insurance or other death benefits under any plans or arrangements then in force or effect with respect to Employee.

4.3 Specified Cause. Company may at any time during the Term, by notice (subject to any notice and cure provisions specified herein), terminate the employment of Employee for cause, upon written notice of termination from Company to the Employee specifying the nature of the for cause termination. The following acts during the Term shall constitute “for cause” grounds for termination of employment hereunder:

4.3.1 Any willful and intentional act having the effect of injuring in any material way the reputation, business, business relationships of Company or its affiliates;

4.3.2 Material breach of covenants contained in this Agreement, that certain Non-Competition Agreement entered into by the Employee of even date herewith, any breach by employee of that certain Stock Purchase Agreement entered into by Employee and True Nature Holding, Inc. or a material breach by Employee of a fiduciary duty or responsibility to the Company; provided, however, that upon the occurrence of any such material breach, Company shall deliver to Employee written notice specifying the Employee’s material breach and Employee shall have thirty (30) days from the date of such notice to remedy the material breach; provided, however, that if the material breach cannot reasonably cured within said time period, then Employee shall commence to cure the material breach and diligently continue to pursue the cure of the material breach. If Employee fails to cure the material breach within the time period set forth herein, then Company shall be entitled to terminate this Agreement “for cause” upon written notice delivered to Employee;

4.3.4 Repeated or continuous failure, neglect, or refusal to perform Employee’s duties hereunder; provided, however, that upon the occurrence of any such failure, neglect or refusal, Company shall deliver to Employee written notice specifying the Employee’s failure, neglect or refusal and Employee shall have thirty (30) days from the date of such notice to remedy the failure, neglect or refusal; provided, however, that if the failure, neglect or refusal cannot reasonably cured within said time period, then Employee shall commence to cure the failure, neglect or refusal and diligently continue to pursue the cure of the failure, neglect or refusal. If Employee fails to cure the failure, neglect or refusal within the time period set forth herein, then Company shall be entitled to terminate this Agreement “for cause” upon written notice delivered to Employee;

4.3.5 Dishonesty, fraud, material and deliberate injury or attempted injury, in each case related to the Company or its business;

4.4 Effect of Termination. Except as otherwise set forth in this Agreement, upon the termination of this Agreement by Employer for any reason stated in this Paragraph 4 or by Employee without cause, then all compensation and bonuses set forth in this Agreement which have not yet been paid as of the date of termination (whether or not same have otherwise been fully or partially earned) shall be forfeited by Employee and Employee shall have no further rights to such compensation or bonuses. Upon a termination without cause, Employee shall continue to receive his salary until the end of the Term as severance pay.

5. Protection of Confidential Information

5.1 Employee acknowledges that during the term of this Agreement he/she will have access to, knowledge of and familiarity with the business of Company, its trade secrets and its other confidential information including, without limitation, client lists, client proposals, designs, scientific and technical information, marketing strategies, research and development data, inventions, discoveries, manufacturing methods, sales procedures, customer lists, future business plans, formulas, pricing, methods of operation and products which are of value to Company and not generally known to the public. In order to induce Company to enter into this Agreement, and to protect the Company's proprietary interest in its trade secrets and confidential information, Employee agrees that at all times during the term of this Agreement, or any extension, renewal, modification or amendment of the same, and for a period of two years after the termination of this Agreement, Employee shall not directly or indirectly, without the prior written consent of Company, disclose or divulge to any third parties, or otherwise use or suffer to be used, any of the trade secrets and confidential information as described herein of Company.

5.2 All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company. The Employee shall safeguard all Documents and shall surrender to the Company at the time his/her consultancy terminates, or at such earlier time or times as the Company may specify, all Documents then in the Consultant's possession or control.

6. Covenant Against Solicitation of Customers. Employee agrees that during the term of this Agreement and for a period of two (2) years immediately following termination of this Agreement, Employee shall not, on his/her own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sale or providing of any program, product or service competitive or potentially competitive with any program, product, equipment or service sold or provided or under development by the Company during a period of two (2) years immediately preceding termination of this Agreement, provided that the restrictions set forth in this section shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with which Employee had contact during such two-year period. The actions prohibited by this section shall not be engaged in by Employee, directly or indirectly, whether as manager, owner, sales or service representative, agent, engineer, technician or otherwise. Employee hereby confirms and acknowledges that the covenant set forth in this paragraph is reasonable, appropriate and necessary to protect the interest of the Employer, and will not cause undue hardship on Employee.

7. Covenants against Competition. Employee hereby expressly covenants and agrees that Employee will not during the term of this Agreement engage in any activity in competition with the business activities of Employer. Employee further agrees that for a period of two (2) years immediately following termination of this Agreement, Employee shall not for any reason whatsoever, conduct any activity that is competitive with the activities Employee conducted for Employer within one year prior to the termination of this Agreement.

8. Covenant against hiring employees of Employer. During the term of this Agreement and through the period ending two (2) years after the termination of this Agreement, Employee agrees that he/she will not for any reason whatsoever, recruit, employ or attempt to recruit or employ or assist anyone else in recruiting or employing any employee of the Company.

11. Notices

11.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

If to Employee:

James Driscoll

34 Ball Mill Pl, Sandy Springs GA 30350

Email: jamesm.driscoll@gmail.com

If to Company:

True Nature Holding, Inc.

Steve Keaveney

1355 Peachtree Rd – Suite 1150

Atlanta GA

Skeaveney@gmail.com

678-733-3999

Agreement on Employee’s own behalf.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

	“COMPANY” or “EMPLOYER”		“EMPLOYEE”

	True Nature Holding, INC., A Delaware corporation		James Driscoll

By:		By:
Name/Title	Stephen Keaveney/CFO	Print Name	James Driscoll